Exhibit 10.7

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) dated July 1, 2017

AMONG:

Zomedica Pharmaceuticals Corp.,

a corporation formed and governed under the laws of the Province of Alberta,

with a municipal address of 3928 Varsity Drive, Ann Arbor, MI 48108

(the “Parent”)

-AND-

Zomedica Pharmaceuticals Inc.,

a corporation formed and governed under the laws of the State of Delaware,

with a municipal address of 3928 Varsity Drive, Ann Arbor, MI 48108

(the “Company”)

-AND-

William C. MacArthur,

an individual residing at

7373 Donegal Dr., Onsted, MI 49265

(the “Contractor”).

BACKGROUND:

A.	The Contractor previously served as an officer and director of each of the Parent and the Company and was employed by the Company pursuant to an agreement dated on or about October 1, 2015, together with an addendum thereto dated on or about October 1, 2015 (collectively, the "Employment Agreement").

B.	The Contractor has tendered his resignations as an officer and director of each of the Company and the Parent.

C.	The Employment Agreement has been terminated and all amounts owing thereunder (whether by contract or operation of law) have been settled in full.

D.	The Company believes the Contractor has the necessary qualifications, experience and abilities to provide certain services to the Company, as set forth in this Agreement.

E.	The Contractor is agreeable to providing the Services described herein to the Company on the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which considerations is hereby acknowledged, the Parent, the Company and the Contractor (individually the “Party” and collectively the “Parties” to this Agreement) agree as follows:

Services Provided

1.	The Company hereby agrees to engage the Contractor as an independent contractor to provide the Company with services below (the “Services”) (with the specifics of such Services to be determined and directed by the CEO of the Company) consisting of:

a.	Develop and Update Research Plan;

b.	Assay Development;

c.	Equipment evaluation and purchase/sell recommendations;

d.	Design and execute experiments.

e.	Prepare documentation to enable counsel to file documents for intellectual property (IP) protection as mutually agreed by management.

f.	Prepare briefs as needed to keep management informed of important developments in R&D, and to capture developments from research efforts, or as directed by the CEO and/or Board of Directors.

g.	Provide scopes of work to include: timelines, budgets, and deliverables.

h.	Provide such other professional services as may reasonably be requested by the CEO.

Terms of Agreement

2.	The term of this Agreement (the “Term”) will begin on the date of this Agreement (as first written above) and will, subject to earlier termination as provided in this Agreement, remain in full force and effect for a period of one year (or the earlier completion of the Services). The Term of this Agreement may be extended with the written consent of both Parties.

3.	In the event that either Party wishes to terminate this Agreement at any time, whether during the Term or any extension thereof, the Party will be required to provide 30 days written notice to the other Party, following which this Agreement shall be deemed to have been terminated.

Performance

4.	The Parties agree to do everything necessary to ensure that the terms of this Agreement take effect.

Currency

5.	Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in US Dollars.

Compensation

6.	For the services rendered by the Contractor as required by this Agreement, the Company will provide compensation (the “Compensation”) to the Contractor of $200.00 per hour.

7.	The Company will be invoiced monthly.

8.	The Contractor shall be responsible for all taxes payable as a result of the provision of the Services or which arise out of this Agreement.

9.	Invoices submitted by the Contractor to the Company are due within 30 days of Receipt.

Reimbursement of Expenses

10.	The Contractor will be reimbursed for any expenses, including travel, supplies and fees reasonably incurred in connection with providing the Services of this Agreement with prior approval from Zomedica (such approval not to be unreasonably withheld).

Confidentiality

11.	Confidential information (the “Confidential Information”) refers to any and all data or information relating to the business of the Company that would reasonably be considered to be proprietary to the Company including, but not limited to, accounting records, business processes, and client records and that is not generally known in the industry of the Company and where the release of that Confidential Information could reasonably be expected to cause harm to the Company. However, nothing in this agreement shall prohibit contractor from complying with applicable legal or regulatory requirements provided that contractor provide a prompt notice to Company so that Company may seek a protective order or appropriate remedy.

12.	The Contractor agrees that he will not disclose, divulge, reveal, report or use, for any purpose, any Confidential information which the Contractor has obtained, except as authorized by the Company or as required by law. The obligations of confidentiality will apply during the term of this Agreement and will survive indefinitely upon termination of this Agreement.

13.	All written and oral information and material disclosed or provided by the Company to the Contractor under this Agreement is Confidential Information regardless of whether it was provided before or after the date of this Agreement or how it was provided to the Contractor.

Ownership of Intellectual Property

14.	All intellectual property and related material (the “Intellectual Property”) that is developed or produced under this Agreement, will be the sole property of the Company. The use of the Intellectual Property by the Company will not be restricted in any manner.

15.	The Contractor may not use the Intellectual Property for any purpose other than that contracted for this Agreement except with the written consent of the Company. If unauthorized use of the Intellectual Property is proven, the Contractor will be responsible for any and all damages resulting from said use. In the course of Contractor's consultancy with the Company, Contractor may have access to information or materials that are considered trade secret, confidential and/or proprietary by the Company (“Information”). Information permits the development and commercialization of competitive and unique products and services, and is protected by the Company from unauthorized use and disclosure. Information includes, but is not limited to, technical know-how, procedures, technical specifications, designs, software (both object code and source code), results of testing, programmer documentation, protocols, processes, compilations of data, strategic plans, sales and marketing plans, product plans, customer information, supplier information, financial information and proposed agreements. Information also includes all written materials identified in writing as “Confidential” or “Proprietary” or such similar proprietary legend, and oral information disclosed in connection with the Information. This Information relates to the heart of the Company’s operation and is protected from unauthorized use and disclosure. It is important for the Company, and for the entities with whom it has contractual relationships, that the Information be maintained in confidence and only be disclosed at the direction of the Company’s officers and authorized agents.

16.	Contractor agrees to keep Information of the Company confidential. Contractor agrees that, unless otherwise directed by the Company, during and after Contractor's consultancy Contractor will not: (a) take, retain or use Information or Company materials for Contractor's own benefit; (b) disclose Information to any other entity or unauthorized person without the written permission from a Company officer; (c) delete, encrypt, password protect, or retain electronic files containing Information or Company materials (including emails and attachments); or (d) take any other action that impairs, restricts, limits, or impedes the Company’s ability to have full access to and use of its Information and materials. In addition, upon termination of Contractor's consultancy hereunder, Contractor agrees to return to the Company all Information and Company materials, and otherwise fully cooperate with and assist the Company in ensuring the Company’s ability to have full access to and use of its Information and materials. Such cooperation and assistance may include, but is not limited to, removing any password protection, encryption or other proprietary format on Company Information and/or materials.

17.	Contractor has no obligation to maintain as confidential any Information that is or becomes entirely in the public domain, or is known to Contractor prior to disclosure by the Company as evidenced by written, dated records in Contractor's possession, or is received lawfully by Contractor without the breach of any obligation of confidentiality owed to the Company. The fact that discrete elements of Company confidential information may be in the public domain does not, by itself, remove from the protections of this Agreement any Information combining such discrete elements with other information and technology.

18.	Contractor may also have access to information that is considered confidential by third parties with whom the Company does business, such as customers, suppliers, and consultants (“Clients”). Such Client information shall be maintained as confidential in accordance with the procedures, all applicable laws, and any contractual confidentiality obligations imposed by the Company’s Clients. Contractor also shall comply with any intellectual property provisions contained in any of the Company’s agreements with its Clients.

19.	The Company understands that its current consultants may have had access to the trade secrets and proprietary information of third parties (that is, persons or companies other than the Company) during their previous consultancy. These other trade secrets may be owned by the former employers or by clients with whom those former employers did business. The Company does not permit its consultants to disclose, use or incorporate into the Company’s Information, products or services, the unlicensed trade secrets or proprietary information of third parties. Contractor acknowledges the foregoing, and represents and warrants that Contractor will not disclose to the Company, or incorporate into the Company Information, products or services, any trade secrets or proprietary information of third parties.

20.	The confidentiality provisions of this Agreement shall survive termination of the consultancy relationship with the Company and shall survive for so long a period of time as the Information is maintained by the Company as confidential.

Disclosure and Ownership of Workproduct and Information.

21.	Contractor agrees to disclose promptly to the Company all ideas, inventions (whether patentable or not), improvements, copyrightable works of original authorship (including but not limited to computer programs, compilations of information, generation of data, graphic works, audio-visual materials, technical reports and the like), trademarks, know-how, trade secrets, processes and other intellectual property, developed or discovered by Contractor in the course of Contractor's consultancy relating to the business of the Company, or to the prospective business of the Company, or which utilizes the Company Information or staff services (collectively, “Workproduct”).

22.	Workproduct created by Contractor within the scope of Contractor's consultancy, on Company time, or using Company resources (including but not limited to facilities, staff, Information, time and funding), belongs to the Company and is not owned by Contractor individually. Contractor agrees that all works of original authorship created during Contractor's consultancy are “works made for hire” as that term is used in connection with the U.S. Copyright Act. To the extent that, by operation of law, Contractor retains any intellectual property rights in any Workproduct, Contractor hereby assigns to the Company all right, title and interest in all such Workproduct, including copyrights, patents, trade secrets, trademarks and know-how.

23.	Contractor agrees to cooperate with the Company, at the Company’s expense, in the protection of the Company Information and the securing of the Company’s proprietary rights, including signing any documents necessary to secure such rights, whether during or after Contractor's consultancy with the Company, and regardless of the fact of any consultancy with a new company.

Nonsolicitation of Company Employees.

24.	Contractor acknowledges that the relationships between the Company and its employees are valuable assets of the Company. During Contractor's consultancy and for a period of two (2) years after termination of Contractor's consultancy, Contractor agrees not to hire, use, or contract with (or to solicit for hire, use or to contract with) any individual(s) employed by the Company, or who left their employment at the Company during Contractor's consultancy with the Company or within ninety (90) days after Contractor's last day of consultancy (collectively, “Staff”). During Contractor's consultancy and for a period of two (2) years after termination of Contractor's consultancy, Contractor agrees not to contact Staff (or have someone else contact Staff) for the purpose of terminating their relationship with the Company or offering consultancy opportunities outside of the Company.

Nonsolicitation of Company Customers.

25.	Contractor acknowledges that the relationships between the Company and its customers are valuable assets of the Company. During Contractor's consultancy and for a period of two (2) years after termination of Contractor's consultancy, Contractor agrees that Contractor will not contact (or have someone else contact) any then-current Company customer (or prospective customer with whom the Company is negotiating or preparing a proposal for products or services)(collectively, Company “Customers”) for the purposes of: (a) inducing them to terminate their business relationship with the Company; (b) discouraging them from doing business with the Company; or (c) offering products or services that are similar to or competitive with those of the Company. “Contact” with any Customer includes responding to contact initiated by the Customer. These prohibitions cover solicitations or contact by Contractor whether on Contractor's own behalf, as an employee of a third party, as an independent contractor, as a consultant, or any other status.

Prohibition of Work for Company Customers.

26.	Because of the valuable relationships the Company has with its Customers, Contractor agrees that, during Contractor's consultancy and for a period of two (2) years after termination of Contractor's consultancy, Contractor will not provide products or services for, or accept a position with, any Company Customer to whom Contractor or the Company provided products and/or services while Contractor was employed with the Company, unless specifically authorized in writing by a Company officer. These prohibitions cover services provided by Contractor whether as an employee for the Customer, employee for a third party, independent contractor, consultant, or any other status.

Non-Competition.

27.	During Contractor's consultancy and for a period of two (2) years after termination of Contractor's consultancy, Contractor agrees not to provide, either directly or indirectly, any services to any individual or entity whose business includes providing any of the following Prohibited Services to others. This non-competition restriction is limited to individuals and entities that are located in, or provide services in, the state or states in which Contractor worked or provided services for the Company during Contractor's consultancy. For the purposes of this Agreement, “Prohibited Services” shall mean any other services provided by the Company. This non-competition restriction covers services provided by Contractor whether as an employee for a Customer, consultant for a third party, independent contractor, consultant, or any other status.

Specific Performance

28.	The Contractor acknowledges that a breach or threatened breach by the Contractor of the provisions of Sections 14 to 30 of this Agreement may result in the Parent and/or the Company and its shareholders suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the Contractor agrees that each of the Parent and the Company shall be entitled to seek injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which either the Parent or the Company may become entitled.

Return of Property

29.	Upon the expiry or termination of this Agreement, the Contractor will return to the Company any property, documents, records, or Confidential Information which is the property of the Company.

Capacity/Independent Contractor

30.	In providing the Services under this Agreement it is expressly agreed that the Contractor is acting as an independent contractor and not as an employee. The Contractor and the Company acknowledge that this Agreement does not create a partnership or joint venture between them, and is exclusively a contract for service.

Notice

31.	All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties of this Agreement as follows:

a.	Zomedica Pharmaceuticals, Corp. 3928 Varsity Drive Ann Arbor, MI 48108

c.	Dr. Willliam C. MacArthur Address 7373 Donegal Dr. Address Onsted, MI 49265

Or to such other address as any Party may from time to time notify the other.

Indemnification

32.	Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective directors, stockholders, affiliates, officers, agents, employees, and permitted successors against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective directors, stockholders, affiliates, offices, agents, employees, and permitted successors that occurs in connection with this Agreement. This indemnification will survive the termination of this Agreement.

Dispute Resolution

33.	In the event a dispute arises out of or in connection with this Agreement, the Parties will attempt to resolve the dispute through friendly consultation.

34.	If the dispute is not resolved within a reasonable period then any or all outstanding issues may be submitted to mediation in accordance with any statutory rules of mediation. If mediation is unavailable or is not successful in resolving the entire dispute, any outstanding issues will be submitted to final and binding arbitration in accordance with the laws of the State of Delaware. The arbitrator’s award will be final, and judgment may be entered upon it by any court having jurisdiction within the State of Delaware.

Modification of Agreement

35.	Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

Time of the Essence

36.	Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.

Assignment

37.	The Contractor will not voluntarily or by operation of law assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Company.

Entire Agreement

38.	It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

39.	This Agreement constitutes the entire agreement between the parties with respect to the topics expressly addressed herein, and supersedes and replaces any and all other representations, understandings, negotiations, and previous agreements (including but not limited to the Employment Agreement), whether written or oral, express or implied. The parties do not rely upon or regard as material any representations or other agreements not specifically incorporated into and made part of this Agreement.

Titles/Headings

40.	Headings are inserted for the convenience of the Parties only and are not to be considered interpreting this Agreement.

Gender

41.	Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Governing Law

42.	It is the intention of the Parties to this Agreement that this Agreement and the performance under this Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the State of Delaware, without regard to the jurisdiction in which any action or special proceeding may be instituted.

Severability

43.	In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

Waiver

44.	The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

Additional Considerations

45.	Contractor has acquired licenses to handle controlled substances in a research setting. Notice of relinquishment of these licenses will be submitted to the appropriate agencies within 30 days of the execution of this Agreement.

46.	Contractor currently carries $2 million (two million US dollars) of key man insurance with the Company as a benefactor. This policy will be discontinued, canceled, or otherwise rendered moot or ineffective within 5 business days of the execution of this Agreement.

47.	Contractor currently has his active veterinary license on record with vendors of the Company in order to enable the purchase of prescription substances. Company will revoke the license of the Contractor from any and all vendors within 30 days of the execution of this Agreement.

[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date and year first above written.

Zomedica Pharmaceuticals Corp. (the Parent)		Zomedica Pharmaceuticals Inc. (the Company)

By:	/s/ Gerald Solensky Jr.	By:	/s/ Gerald Solensky Jr.

Name:	Gerald Solensky Jr.	Name:	Gerald Solensky Jr.

Title:	Chairman, CEO	Title:	CEO

Per:	/s/ William MacArthur	Per:	/s/ David Stowell
	Dr. William MacArthur		Witness